December 1, 1995



               Southern Pacific Rail Corporation
               Southern Pacific Building
               One Market Plaza
               San Francisco, California 94105

               Dear Ladies and Gentlemen:

                        We are acting as special counsel to Southern
               Pacific Rail Corporation, a Delaware corporation ("SP"), in connection with the proposed merger (the "Merger") of SP with and into Union Pacific Railroad Company, a Utah corporation ("UPRR") and a wholly-owned subsidiary of Union Pacific Corporation, a Utah corporation ("UP"), pursuant to an Agreement and Plan of Merger, dated as of August 3, 1995 (the "Merger Agreement"), by and among UP, UP Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of UPRR ("UP Acquisition"), UPRR and SP.

                        UP has filed with the Securities and Exchange
               Commission under the Securities Act of 1933, as amended, a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock, par value $2.50 per share, of UP to be issued to holders of shares of common stock, par value $0.001 per share, of SP (the "Common Stock") in connection with the Merger. In addi-tion, UP and SP have prepared, and we have reviewed, a Joint Proxy Statement/Prospectus dated December 1, 1995, which is contained in and made a part of the Registration Statement (the "Joint Proxy Statement/Prospectus"), and the Appendices thereto including the Merger Agreement.
               In rendering the opinion set forth below we have relied upon the facts stated in the Joint Proxy State-ment/Prospectus and upon such other documents as we have deemed appropriate, including the representations of UP and SP referred to in the Joint Proxy State-ment/Prospectus. Our opinion is also based on assump-tions concerning certain facts that we consider relevant in the circumstances.

                        Based upon and subject to the foregoing, we are
               of the opinion that the discussion set forth in the Joint Proxy Statement/Prospectus captioned "The Merger -- Cer-tain Federal Income Tax Consequences" (the "Tax Section") accurately describes the material United States federal income tax consequences of the Merger to holders of the outstanding Common Stock, subject to the qualifications and limitations set forth therein, and subject to the assumption that we will be able to deliver the opinion required by section 6.3(f) of the Merger Agreement as a condition to the consummation of the Merger. No opinion is expressed on any matters other than those specifically referred to herein.

                        The opinion expressed herein is solely for your
               benefit and the benefit of holders of outstanding Common Stock, and may not be relied upon in any manner or for any purpose by any other person.

                        We hereby consent to the filing of this opinion
               as an exhibit to the Registration Statement and to the references to this firm in the Tax Section.


                                                        Very truly yours,


                                                        Shearman & Sterling



               EBH/CAH